EXHIBIT 2

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30	December 31
	2004	2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,609	$26,227
Available-for-sale securities	57,591	35,140
Accounts receivable, net	3,946	4,507
Receivables from sales representatives	4,077	3,883
Inventory of paper	684	703
Prepaid expenses and other current assets	2,583	1,883

Total Current Assets	78,490	72,343

Property and equipment, net	6,895	7,870
Long term investments	100	100
Bonds held to maturity, at amortized cost	899	992
Other assets	2,923	1,236

Total Assets	$89,307	$82,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,465	$4,432
Deferred income and customer prepayments	24,962	27,454
Accrued liabilities	5,310	5,803
Income taxes payable	769	804

Total Current Liabilities	36,506	38,493

Liabilities for incentive and bonus plans	682	682
Amount due to a shareholder	11,404	11,404
Minority interest	4,290	3,684
Deferred tax liability	307	298

Total Liabilities	53,189	54,561

Shareholders’ equity:
Common shares, US$0.01 par value; 50,000,000 shares authorized; 28,952,194 (2003: 28,946,694) shares issued and outstanding	290	289
Additional paid in capital	85,386	81,925
Retained deficit	(42,621)	(50,346)
Less : Unearned compensation	(6,963)	(4,563)
Accumulated other comprehensive income	26	675

Total Shareholders’ Equity	36,118	27,980

Total Liabilities and Shareholders’ Equity	$89,307	$82,541

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended		Six months ended
	June 30		June 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online services	$13,016	$12,438	$25,922	$25,023
Other media services	9,988	8,456	19,106	16,527
Exhibitions	5,846	328	7,355	1,129
Miscellaneous	126	174	255	357

	28,976	21,396	52,638	43,036
Operating Expenses:
Sales	7,531	7,107	15,035	14,149
Event production	1,721	43	1,901	279
Community	4,776	2,913	7,912	5,792
General and administrative	8,441	7,130	15,878	14,214
Online services development	1,036	1,316	2,108	2,631
Non-cash compensation expense (Note 1)	137	255	970	792
Amortization of software development cost	369	1,024	738	2,049

Total Operating Expenses	24,011	19,788	44,542	39,906

Income from Operations	4,965	1,608	8,096	3,130

Interest income	19	23	55	45
Gain on sale of available-for-sale securities	633	—	633	—
Foreign exchange gains (losses), net	(55)	14	(3)	(10)

Income before Income Taxes	5,562	1,645	8,781	3,165
Income Tax Provision	(258)	(120)	(452)	(211)

Net Income before Minority Interest	$5,304	$1,525	$8,329	$2,954

Minority interest	$(207)	$(178)	$(604)	$(282)

Net Income	$5,097	$1,347	$7,725	$2,672

Retained deficit brought forward			$(50,346)	$(57,680)

Retained deficit carried forward			(42,621)	(55,008)

Basic net income per share	$0.18	$0.05	$0.27	$0.09

Shares used in basic net income per share calculations	28,952,194	28,946,694	28,950,411	28,944,932

Diluted net income per share	$0.18	$0.05	$0.27	$0.09

Shares used in diluted net income per share calculations	29,083,368	28,954,526	29,072,813	28,948,848

Note :	1.	Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

	Three months ended June 30		Six months ended June 30
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$(12)	$68	$249	$149
Community	17	—	48	26
General and administrative	69	121	532	449
Online services development	63	66	141	168

	$137	$255	$970	$792

2.	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Six months ended June 30
	2004	2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$7,725	$2,672
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,997	4,379
Profit on sale of property and equipment	—	(5)
Accretion of U.S. Treasury strips zero % coupons	(30)	(38)
Gain on sale of available-for-sale securities	(633)	—
Bad debt expense	37	162
Non-cash compensation expense	970	792
Income attributable to minority shareholder	604	282
Property and equipment written off	7	10

	10,677	8,254
Changes in assets and liabilities:
Accounts receivables	524	142
Receivables from sales representatives	(194)	(21)
Inventory of paper	19	157
Prepaid expenses and other current assets	(753)	(463)
Long term assets	(1,687)	64
Accounts payable	1,033	419
Accrued liabilities and liabilities for incentive and bonus plans	(493)	411
Deferred income and customer prepayments	(2,492)	1,965
Tax liability	(26)	(80)

Net cash provided by operating activities	6,608	10,848

Cash flows from investing activities:
Purchase of property and equipment	(1,030)	(1,319)
Proceeds from sales of property and equipment	1	7
Proceeds from matured bonds	123	185
Purchase of available-for-sale securities	(49,583)	(5,300)
Proceeds from sale of available-for-sale securities	27,171	—

Net cash used for investing activities	(23,318)	(6,427)

Cash flows from financing activities:
Amount received towards directors purchase plan	92	30

Net cash generated from financing activities	92	30

Net decrease (increase) in cash and cash equivalents	(16,618)	4,451
Cash and cash equivalents, beginning of the period	26,227	11,009

Cash and cash equivalents, end of the period	9,609	15,460

Supplemental cash flow disclosures:
Income tax paid	$478	$290